August 27, 2004

Centrex, Inc.
9202 South Toledo Ave.
Tulsa, OK 74117


Ladies and Gentlemen:

        You have requested my opinion with respect to certain matters in connection with the filing by Centrex, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 8,000,000 shares of the Company's Common Stock, $0.001 par value pursuant to Consulting and Legal Services Agreements.

        In connection with this opinion I have examined the Registration Statements and related Prospectus, the Company's Article of Incorporation and By-Laws, and such other documents, records certificates, memoranda and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuinemess and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when sold and issued in acordance with the Consulting and Legal Agreements will be validly issued, fully paid and nonassessable.

        I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.

        I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I don not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Very Truly Yours,




Ronald C. Kaufman
Kaufman & Associates, PLLC